Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm in the Registration Statement (Form S-8 No. 333-00000) pertaining to the National Interstate Savings and Profit Sharing Plan and to the incorporation by reference therein of our reports dated March 9, 2007, with respect to the consolidated financial statements and schedules of National Interstate Corporation included in its Annual Report (Form 10-K/A) for the year ended December 31, 2006, National Interstate Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of National Interstate Corporation, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Cleveland, Ohio
August 7, 2007